Exhibit 99.2

OriginClear Agrees to Pilot Program At Sinopec Shale Gas Site In China’s Shandong Province

Regional partnership for proving program signed at provincial government ceremony

Los Angeles – April 11, 2017 – OriginClear Inc. (OTC/QB: OCLN), a leading provider of water treatment solutions, today announced its partnership with a regional organization in the Chinese province of Shandong for remediation of a shale gas site operated by the government-owned Sinopec Group, Asia’s largest oil and gas company, and the second largest in the world, as listed in the Fortune Global 500.

The two- to three-week pilot at Sinopec’s FuLing shale gas site in Chongqing, a major city in Southwest China, is intended to qualify OriginClear’s Electro Water Separation™ (EWS™) technology for integration into a multi-stage process that’s designed to process hydraulic fracturing and flowback water for on-site reuse.

“As water quality regulations tighten and water becomes increasingly scarce, wastewater treatment technologies will become more of a necessity and less of a choice. This is the problem we are facing here on the FuLing site,” said Dr. Wang, Project Site Manager at Sinopec Energy Saving & Environment Protection Co., Ltd., the site operator. “We’re proud to see OriginClear leading the way with a process that is chemical free and extremely energy efficient while simultaneously saving operators money.”

OriginClear Technologies (Hong Kong) signed a sales license agreement with Shandong Tong Heng Environmental Technologies (SDTH) on March 24th in DongYing, the capital city of Shandong Province where SDTH is headquartered. The agreement was signed at a ceremony hosted by the Shandong Province local government, represented by Mr. Li Dongzhi, director of the Dongying Economic & Technological Development Zone. (photos of signing ceremony)

“This opportunity to demonstrate our success at a site operated by a Top Three global oil and gas company will validate our technology and potential to disrupt the Chinese market,” said ‘JL’ Kindler, President of the OriginClear Technologies Division. “We intend to scale up our operations in China, with the support and sponsorship of provincial governments.”

The pilot test will run for approximately two to three weeks. During this time, OriginClear’s Electro Water Separation™ (EWS™) technology will remove total petroleum hydrocarbons and suspended solids from the wastewater, prior to a reverse osmosis treatment. Following confirmation of EWS performance and successful removal of contaminants, the water will be deemed suitable for reuse on this site’s hydraulic fracturing process. Hydraulic fracturing requires clean water to ensure proper dosing of the variety of chemicals being used in the process.

According to the United Nations, despite having a population of 1.35 billion – 21 percent of the world’s population – China only has 7 percent of the world’s freshwater supplies. One large contributing factor is China’s rapid economic growth, fueled by heavy water consumption for production processes. Furthermore, considering 60 percent of the country’s underground water is polluted, the country’s pollution problems also contribute to the freshwater supply shortage. Capital expenditure on industrial water and wastewater treatment in China is set to increase by nearly 25 percent over the next five years, reaching $6.8 billion in 2020.

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis, that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:

Kaitlyn Finegan

Antenna Group

415-977-1914

OriginClear@antennagroup.com

Investor Relations OriginClear:

Tom Becker

Toll-free: 877-999-OOIL (6645) Ext. 3

International: +1-323-939-6645 Ext. 3

Fax: 323-315-2301

ir@OriginClear.com

www.OriginClear.com